Exhibit 4.15

THIRD AMENDMENT

TO

CAPRICOR THERAPEUTICS, INC.

2012 RESTATED EQUITY INCENTIVE PLAN

(Adopted April 26, 2016)

Capricor Therapeutics, Inc. (the “Company”) maintains the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, effective as of November 13, 2012 and as amended to date (collectively, the “Plan”), and, pursuant to Section 17 of the Plan, the Company’s Board of Directors may at any time amend, alter, suspend or terminate the Plan.

The Plan is hereby amended as follows:

1.	Section 3(a) of the Plan is amended and restated in its entirety as follows:

“(a) Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan, when combined with the number of Shares that may be subject to Awards and sold under the Former Plan, is 4,474,809 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(d). The Shares may be authorized but unissued, or reacquired Common Stock. No one Participant may be granted options with respect to more than 1,000,000 Shares in any one calendar year. In addition, no one Participant may be granted Stock Appreciation Rights with respect to more than 1,000,000 Shares in any one calendar year. No more than 4,474,809 shares may be made subject to Incentive Stock Option grants after June 2, 2016.”

2.	A new Section 3(d) is hereby added to the Plan immediately following Section 3(c) of the Plan and shall read as follows:

“(d) Automatic Share Reserve Increase. Subject to the provisions of Section 12 of the Plan, the number of Shares available for issuance under the Plan shall be automatically increased on January 1 of each year, commencing with January 1, 2017, by an amount equal to the lesser of (i) two percent (2%) of the outstanding shares of Common Stock as of the last day of the immediately preceding fiscal year (rounded down to the nearest whole share), or (ii) such number of shares of Common Stock determined by the Compensation Committee in its sole discretion.”

3.	The modifications set forth above shall not affect any other provisions of the Plan.

[Signature provided on following page.]

In Witness Whereof, the undersigned adopts this Third Amendment to the Plan on behalf of the Company as of the date first written above.

CAPRICOR THERAPEUTICS, INC.

/s/ Linda Marbán, Ph.D.
By: Linda Marbán, Ph.D.
Title: Chief Executive Officer